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                                                                   EXHIBIT 99.1

[COMMUNITY
BANCSHARES, INC.
LOGO]


                                              Contact:  Kerri C. Kinney
                                                        Chief Financial Officer
                                                        (205) 429-1001

                          COMMUNITY BANCSHARES REPORTS
               RESULTS OF OPERATIONS FOR THE FIRST QUARTER OF 2005

BLOUNTSVILLE, AL - (April 13, 2005) - Community Bancshares, Inc. (OTC: COMB) (the "Company") today reported that its net income for the first quarter of 2005 was $351,000, or $0.04 per share on a basic and a fully diluted basis. The Company's first quarter 2005 income represented a $296,000 increase over the Company's net income of $55,000, or $0.01 per share on a basic and a fully diluted basis, for the first quarter of 2004. Net income for the year ended December 31, 2004 was $177,000, and in 2003 the Company experienced a net loss of $13.1 million. Community Bank, the Company's principal operating subsidiary (the "Bank"), reported net income of $613,000 for the first quarter of 2005, representing an increase of 75.1% over the Bank's net income of $350,000 for the same period in 2004. The Company's improved net income is one of several positive developments that the Company experienced during 2004 and the first quarter of 2005. Other important developments include:

         - An improvement in the Company's asset quality, as nonperforming assets have declined from $21.4 million at March 31, 2004 to $12.4 million at March 31, 2005, representing a decrease of 42.1%;

         - A decline in loan charge-offs as a percentage of average total loans, which had reached levels of 3.43% and 2.06% for the years 2004 and 2003, respectively, but were only 0.39% for the first quarter of 2005;

         - The settlement of several important litigation matters that have been distracting and costly to the Company over the past several years;

         - An improvement in the Company's regulatory relations, as the Company's regulators have terminated of all of the regulatory agreements, memoranda, plans and/or orders to which the Company and the Bank previously were subject, providing the Company with improved operating flexibility and lower costs of regulatory compliance going forward.

Mr. Patrick M. Frawley, the Company's Chairman, Chief Executive and President stated, "Our management team has spent countless hours devoted to addressing the issues created by the Company's prior management and has begun to experience improved results for the Company. With many of those issues now behind us, we have begun to gain some real momentum, and we look forward to expanding our businesses into new markets and improving our core profitability. As we continue to move forward, we will remain focused on our unwavering commitment to increase shareholder value."

Balance Sheet

The Company's loans totaled $304.8 million at March 31, 2005, an increase of $4.4 million, or 1.5%, from December 31, 2004 and a growth trend that the Company believes should continue in the near term. The Company believes that balance sheet growth, achieved through the growth of total loans, is integral to the Company's profitability. In order to achieve this growth, the Company presently expects to expand its businesses into demographically attractive markets that it currently does not serve.


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Net Interest Income

The Company experienced a $0.2 million, or 4.4%, decline in net interest income from $4.7 million for the first quarter of 2004 to $4.5 million for the first quarter of 2005. This decline resulted primarily from the Company's adoption of higher credit standards, which generally cause lower yields on loans, and the Company's sale of lesser quality loans that had yielded higher interest rates than Community's overall loan portfolio. The Company believes that, when compared to peer companies, it performs relatively well on asset yields, but experiences higher interest costs, as a large portion of the Company's funding is locked in at rates higher than the current market rate.

Provision for Loan Losses

The Company's provision for loans losses was $259,000 for the three months ended March 31, 2005, compared to $299,000 for the same period in 2004, representing a $40,000, or 13.4% decrease. As described above, the Company's loan charge-offs and nonperforming assets improved during the first quarter of 2005. The percentage of Community's nonperforming loans to its total loans was 0.69% at March 31, 2005, and was 4.47% at March 31, 2004. Since March 31, 2004, Community Bank reduced its nonperforming loans by $11.7 million in most part by the sale of those loans. Since year end 2003, the Company has reduced nonperforming loans by $15.0 million. The Company believes that, during 2005, the provision for loan losses will remain stable due to the Company's overall improvement in asset quality.

Noninterest income

Due to income of $625,000 resulting from the settlement of a certain litigation, the Company's other noninterest income increased $0.5 million, or 31.3%, from $1.6 million for the first quarter of 2004 to $2.1 million for the first quarter of 2005. At the end of the first quarter of 2005, the Company implemented strategies designed to increase noninterest income through service charges on deposit accounts and the Company expects to begin recognizing the benefits of those strategies in future periods.

Noninterest Expenses

The Company experienced a decrease in noninterest expense of $0.4 million, or 6.5%, from $6.2 million for the first quarter of 2004 to $5.8 million for the first quarter of 2005. In the first quarter of 2005, the Company's salaries and benefits declined $69,000, occupancy expenses declined $60,000, and professional fees declined $262,000, as compared to the same period in 2004. With the lifting of the Company's regulatory constraints and the settlement of several important litigation matters, the Company expects its professional fees to decline further in 2005 and to generally remain at levels lower than those experienced during 2004.

About Community Bancshares, Inc.

Community Bank, the principal subsidiary of Community Bancshares, Inc., headquartered in Blountsville, Alabama, had total assets at March 31, 2005 of approximately $542 million and operates 20 banking offices in Alabama providing a full line of financial services to individual and corporate customers. In addition, the Bank operates a consumer finance company with 14 offices in North Alabama and an insurance agency based in Huntsville, Alabama.

Cautionary Notice Regarding Forward-Looking Statements

This press release may include forward-looking statements within the meaning and subject to the protection of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, statements regarding the Company's expectations regarding its improved regulatory environment, declines in the rate of loan charge-offs, positive trends in loan growth, its ability


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to successfully and efficiently expand into new market areas, decreases in professional fees, lower provisions for loan losses, its ability to continue to realize improvements in its asset quality, and its ability to realize success from its noninterest income strategies implemented. Such forward-looking statements are based on information presently available to the Company's management and are subject to various risks and uncertainties, including, without limitation, future economic or business conditions; governmental monetary and fiscal policies, as well as legislative and regulatory changes; the risks of changes in interest rates on the levels, composition and costs of deposits, loan demand, and the values of loan collateral, securities, and interest sensitive assets and liabilities; interest rate risks and credit risks of borrowers; the effects of competition from a wide variety of local, regional, national and other providers of financial, investment and insurance services; the failure of assumptions underlying the establishment of the allowance for loan losses and other estimates, the uncertainty and costs of litigation; difficulties with, or changes in the cost or effectiveness of technology and/or products; and other factors and other information discussed in any of the Company's reports filed the Securities and Exchange Commission under the Exchange Act of 1934. These forward-looking statements speak only as of the date hereof, and the Company does not undertake, and expressly disclaims, any obligation to update these forward-looking statements.


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Earnings Summary:

(Amounts in thousands except per share data)

                                                                  Three months ended                Twelve months ended
                                                                       March 31,                        December 31,
                                                               2005               2004              2004            2003
                                                           ------------     -------------       ------------    ------------
Total interest income                                      $      7,803     $       7,922       $     31,301    $     33,125
Total interest expense                                            3,277             3,194             12,626          14,265
Net interest income                                               4,526             4,728             18,675          18,860
Provision for loan losses                                           259               299                987          11,381
Net interest income after provision for loan losses               4,267             4,429             17,688           7,479
Net securities gains (losses)                                        (2)              238                193           1,103
Other noninterest income                                          2,118             1,563              6,638           5,911
Noninterest expense                                               5,836             6,172             24,466          36,179
Income before income taxes                                          547                57                 53         (21,687)
Income taxes (benefit)                                              196                 2               (123)         (8,587)
Net income                                                          351                55                177         (13,100)

Basic net income per share                                 $       0.04     $        0.01       $       0.02    $      (2.79)
Diluted net income per share                               $       0.04     $        0.01       $       0.02    $      (2.79)
Basic weighted average number of shares outstanding           8,509,841         7,849,078          8,270,870       4,695,380
Diluted weighted average number of shares outstanding         8,649,612         7,881,302          8,350,491       4,695,380

Balance Sheet Summary:

(Amounts in thousands except per share data)

                                                              As of              As of             As of
                                                            March 31,        December 31,       December 31,
                                                              2005               2004              2003
                                                           ----------        ------------       ------------
Total assets                                               $ 547,358          $ 553,424         $ 558,555
Loans, net of unearned discount                              304,802            300,380           316,207
Allowance for loan losses                                      4,589              4,625            14,358
Total deposits                                               442,655            448,627           453,946
Total long-term debt                                          48,310             48,310            51,169
Stockholders' equity                                          42,041             42,877            35,318
Book value per share                                            4.93               5.05              5.22

Selected Ratios:

                                                                      As of              As of             As of
                                                                    March 31,        December 31,       December 31,
                                                                      2005               2004               2003
                                                                    ---------        ------------       ------------
Average common equity to average assets                                7.80%             8.53%            6.64%
Average loans to average total deposits                               68.12%            70.37%           73.15%
Return on average assets, annualized                                   0.25%             0.03%           (2.35)%
Return on average equity, annualized                                   3.26%             0.38%          (35.42)%
Allowance for loan losses as a % of total loans                        1.51%             1.54%            4.51%
Allowance for loan losses to nonperforming loans                       2.19X             2.81X            0.84X
Net charge-offs to average loans, annualized                           0.39%             3.43%            2.06%